UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 5)

CareView Communications, Inc.

(Name of Issuer)

Common Stock, $.001 Par Value Per Share

(Title Class of Securities)

141743104

(CUSIP Number)

HealthCor Management, L.P.

Carnegie Hall Tower

152 West 57th Street, 47th Floor

New York, New York 10019

Attention: Mr. John H. Coghlin

(212) 622-7871

With a Copy to:

Eugene McDermott

Edwards Wildman Palmer LLP

2800 Financial Plaza

Providence, RI 02903

(401) 276-6471

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

March 31, 2013

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

(Continued on following pages)

CUSIP NO. 141743104	13D	Page 2 of 19

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 141743104	13D	Page 3 of 19

(1)	NAME OF REPORTING PERSON
HealthCor Management, L.P.
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
WC
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	19,617,331
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
19,617,331

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,617,331
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.4%
(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 4 of 19

(1)	NAME OF REPORTING PERSON
HealthCor Associates, LLC
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	19,617,331
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
19,617,331

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,617,331
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.4%
(14)	TYPE OF REPORTING PERSON
OO- limited liability company

CUSIP NO. 141743104	13D	Page 5 of 19

(1)	NAME OF REPORTING PERSON
HealthCor Hybrid Offshore Master Fund, L.P.
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	19,617,331
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
19,617,331

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,617,331
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.4%
(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 6 of 19

(1)	NAME OF REPORTING PERSON
HealthCor Hybrid Offshore GP, LLC
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	19,617,331
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
19,617,331

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,617,331
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.4%
(14)	TYPE OF REPORTING PERSON
OO-limited company

CUSIP NO. 141743104	13D	Page 7 of 19

(1)	NAME OF REPORTING PERSON
HealthCor Group, LLC
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	19,617,331
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
19,617,331

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,617,331
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.4%
(14)	TYPE OF REPORTING PERSON
OO-limited liability company

CUSIP NO. 141743104	13D	Page 8 of 19

(1)	NAME OF REPORTING PERSON
HealthCor Partners Management, L.P.
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
WC
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	17,105,491
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
17,105,491

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
17,105,491
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.0%
(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 9 of 19

(1)	NAME OF REPORTING PERSON
HealthCor Partners Management GP, LLC
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	17,105,491
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
17,105,491

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
17,105,491
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.0%
(14)	TYPE OF REPORTING PERSON
OO- limited liability company

CUSIP NO. 141743104	13D	Page 10 of 19

(1)	NAME OF REPORTING PERSON
HealthCor Partners Fund, L.P.
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	17,105,491
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
17,105,491

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
17,105,491
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.0%
(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 11 of 19

(1)	NAME OF REPORTING PERSON
HealthCor Partners L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	17,105,491
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
17,105,491
(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
17,105,491
(12)	CHECK BOX IF THE AGGREGATE AMOUNTIN ROW (11) EXCLUDES CERTAIN SHARES ☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.0%
(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 12 of 19

(1)	NAME OF REPORTING PERSON
HealthCor Partners GP, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	17,105,491
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
17,105,491
(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
17,105,491
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.0%
(14)	TYPE OF REPORTING PERSON
OO- limited liability company

CUSIP NO. 141743104	13D	Page 13 of 19

(1)	NAME OF REPORTING PERSON
Jeffrey C. Lightcap

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	17,105,491
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
17,105,491
(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
17,105,491
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.0%
(14)	TYPE OF REPORTING PERSON
IN

CUSIP NO. 141743104	13D	Page 14 of 19

(1)	NAME OF REPORTING PERSON
Arthur Cohen

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	36,722,822
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
36,722,822
(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
36,722,822
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
20.9%
(14)	TYPE OF REPORTING PERSON
IN

CUSIP NO. 141743104	13D	Page 15 of 19

(1)	NAME OF REPORTING PERSON
Joseph Healey

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	36,722,822
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
36,722,822
(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
36,722,822
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
20.9%
(14)	TYPE OF REPORTING PERSON
IN

CUSIP NO. 141743104	13D	Page 16 of 19

This Amendment No. 5 to Schedule 13D (the “Amendment”) amends and supplements the beneficial ownership statement on Schedule 13D originally filed with the Securities and Exchange Commission on May 2, 2011, as amended by Amendment No. 1 filed October 3, 2011, Amendment No. 2 filed January 3, 2012, Amendment No. 3 filed February 2, 2012 and Amendment No. 4 filed October 2, 2012 (collectively, the “Original Statement”). The persons filing this Amendment are HealthCor Management, L.P., HealthCor Associates, LLC, HealthCor Hybrid Offshore Master Fund, L.P., HealthCor Hybrid Offshore GP, LLC, HealthCor Group, LLC, HealthCor Partners Management, L.P., HealthCor Partners Management GP, LLC, HealthCor Partners Fund, L.P., HealthCor Partners, L.P., HealthCor Partners GP, LLC, Jeffrey C. Lightcap, Joseph Healey and Arthur Cohen. The Original Statement, as amended by this Amendment (the “Statement”), relates to the shares of Common Stock of CareView Communications, Inc., par value $0.001 (the "Common Stock").

Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Original Statement. This Amendment amends the Original Statement as specifically set forth herein. Except as set forth below, all previous Items in the Original Statement remain unchanged.

The Amendment is being filed for the purpose of reflecting the interest payments paid in kind on the 2011 Notes and the 2012 Notes on each of December 31, 2012 and March 31, 2013, which collectively represent the acquisition by the Reporting Persons of beneficial ownership of more than 1% of the outstanding Common Stock.

Item 5. Interest in Securities of the Issuer

Item 5 is hereby amended and restated in its entirety as follows:

(a) Collectively, the Reporting Persons beneficially own an aggregate of 36,722,822 shares of Common Stock, representing (i) 4,617,142 shares of Common Stock that may be acquired upon conversion of the 2012 Notes (including interest paid in kind through March 31, 2013), (ii) 20,322,821 shares of Common Stock that may be acquired upon conversion of the 2011 Notes (including interest paid in kind through March 31, 2013), and (iii) 11,782,859 shares of Common Stock that may be acquired upon exercise of the Warrants. This aggregate amount represents approximately 20.9% of the Issuer’s outstanding common stock, based upon 138,746,042 shares outstanding, as reported as of March 28, 2013 in the Issuer’s most recent Annual Report on Form 10-K, and gives effect to the announced issuance of 6,220,000 shares of Common Stock in a private placement on April 1, 2013. The percentages reported herein also give effet to the conversion of all 2011 Notes and 2012 Notes into Common Stock and the exercise of all Warrants held by the Reporting Persons.

Of this amount:

(i) HCP Fund is the beneficial owner of (A) 2,150,665 shares of Common Stock underlying the current principal amount of the 2012 Note issued to it (including interest paid in kind through March 31, 2013), (B) 9,466,370 shares of Common Stock underlying the current principal amount of the 2011 Note issued to it (including interest paid in kind through March 31, 2013), and (C) 5,488,456 shares of Common Stock that it has a right to acquire upon exercise of its Warrant;

(ii) By virtue of their relationship to HCP Fund, described in more detail under Item 2 of this Statement, each of HealthCor Partners, L.P., HCPGP, HealthCor Partners Management, L.P., HCPMGP and Mr. Lightcap may be deemed to share beneficial ownership with HCP Fund of the shares of Common Stock beneficially owned by the HCP Fund;

(iii) Hybrid Fund is the beneficial owner of (A) 2,466,478 shares of Common Stock underlying the current principal amount of the 2012 Note issued to it (including interest paid in kind through March 31, 2013), (B) 10,856,451 shares of Common Stock underlying the current principal amount of the 2011 Note issued to it (including interest paid in kind through March 31, 2013), and (C) 6,294,403 shares of Common Stock that it has a right to acquire upon exercise of its Warrant;

CUSIP NO. 141743104	13D	Page 17 of 19

(iv) By virtue of their relationship to Hybrid Fund, described in more detail under Item 2 of this Statement, each of Offshore GP, Group, HealthCor Management, L.P., and Associates may be deemed to share beneficial ownership with Hybrid Fund of the shares of Common Stock beneficially owned by the Hybrid Fund; and

(v) By virtue of their relationship to HCP Fund and Hybrid Fund, each of Messrs. Cohen and Healey may be deemed to share beneficial ownership of the shares of Common Stock beneficially owned by each of the Funds.

The filing of this Statement shall not be construed as an admission that any of the Reporting Persons is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any of the shares of Common Stock owned by the Funds. Pursuant to Rule 13d-4, each of the Reporting Persons disclaims such beneficial ownership.

(b) The information in Items 7 through 10 of each cover page to this Statement is incorporated by reference into this Item 5(b).

(c) On March 31, 2013, the Issuer paid in-kind interest on the 2011 Notes in the amounts of $358,575 and $411,229, and on the 2012 Notes in the amounts of $81,464 and $93,427, in each case to HCP Fund and Hybrid Fund, respectively. Except as set forth in the previous sentence, the Reporting Persons have effected no transactions relating to the Common Stock during the past 60 days.

(d)-(e) Inapplicable.

CUSIP NO. 141743104	13D	Page 18 of 19

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 5, 2013

HEALTHCOR MANAGEMENT, L.P.

By: HealthCor Associates, LLC, its general partner

By: /s/ John H. Coghlin

Name: John H. Coghlin
Title: General Counsel

HEALTHCOR HYBRID OFFSHORE GP, LLC, for itself and as general partner on behalf of HEALTHCOR HYBRID OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin

Name: John H. Coghlin
Title: General Counsel

HEALTHCOR ASSOCIATES, LLC

By: /s/ John H. Coghlin

Name: John H. Coghlin
Title: General Counsel

HEALTHCOR GROUP, LLC

By: /s/ John H. Coghlin

Name: John H. Coghlin
Title: General Counsel

HEALTHCOR PARTNERS MANAGEMENT, L.P.

By: HealthCor Partners Management GP, LLC, its general partner

By: /s/ John H. Coghlin

Name: John H. Coghlin
Title: General Counsel

CUSIP NO. 141743104	13D	Page 19 of 19

HEALTHCOR PARTNERS MANAGEMENT GP, LLC

By: /s/ John H. Coghlin

Name: John H. Coghlin
Title: General Counsel

HEALTHCOR PARTNERS L.P., for itself and as general partner on behalf of HEALTHCOR PARTNERS FUND, L.P.

By: HealthCor Partners GP, LLC, its general partner

By: /s/ John H. Coghlin

Name: John H. Coghlin
Title: General Counsel

HEALTHCOR PARTNERS GP, LLC

By: /s/ John H. Coghlin

Name: John H. Coghlin
Title: General Counsel

JEFFREY C. LIGHTCAP, Individually

/s/ Jeffrey C. Lightcap

JOSEPH HEALEY, Individually

/s/ Joseph Healey

ARTHUR COHEN, Individually

/s/ Arthur Cohen